Exhibit 99.1
INVESTOR RELATIONS CONTACT:
Steven D. Barnhart,
Senior Vice President and Chief Financial Officer
847-286-8700
FOR IMMEDIATE RELEASE:
June 6, 2014
SEARS HOMETOWN AND OUTLET STORES, INC. REPORTS FIRST QUARTER 2014 RESULTS
HOFFMAN ESTATES, Ill. - Sears Hometown and Outlet Stores, Inc. ("SHO") (NASDAQ: SHOS) today reported results for its quarter ended May 3, 2014. Results for the first quarter included:

•	Operating income decreased 74.4% to $6.3 million

•	EPS decreased 75.4% to $0.16

•	Adjusted EBITDA decreased 68.1% to $8.6 million

•	Comparable store sales decreased 6.2%

Bruce Johnson, Chief Executive Officer and President, said,  "First quarter results were affected by three main factors: weather--for the second year in a row, lawn and garden sales were negatively impacted by an unseasonably cold spring in many of our trade areas that dampened sales in March and April, following a very cold February that reduced overall store traffic and sales; continued lower margins in Outlet due to insufficient quantities of higher-margin, 'as-is' appliances; and a heavily promotional appliance retail environment where appliance retailers layered free delivery on top of discounted pricing."

"While these three items significantly affected the first quarter, we expect their balance-of-year impact to diminish.  In particular, we do not expect that weather will play a major role during the remainder of the fiscal year with respect to seasonal lawn and garden as this product category shrinks as a percentage of our total sales after June, and we saw more moderate weather in May."

"Our sourcing initiatives began improving Outlet merchandise margins in the fourth quarter of 2013, and the mix of higher-margin 'as-is' merchandise continued to increase in the first quarter of 2014. We do not expect our appliance inventory mix to negatively impact Outlet merchandise margins to any significant extent during the remainder of the fiscal year."

"The on-going effects of the more promotional environment for appliances are harder to predict. In the first quarter we responded to the promotional environment largely by seeking to transact more of our in-store sales online through www.sears.com, which was more profitable than other alternatives at that time. This enabled us to more cost-effectively manage the free-delivery promotional environment through our arrangements with Sears Holdings Corporation, in which Sears Holdings fulfilled and recorded the online sales, provided the free delivery, and paid SHO a commission.  This reduced SHO's reported overall and same store sales for the quarter. We have modified our pricing and promotional plans for the second quarter (and possibly for succeeding quarters), including the addition of free-delivery options in most trade areas. We expect these changes will improve our pricing and promotional effectiveness."
First Quarter Results

Net sales in the first quarter of 2014 decreased $11.3 million, or 1.9%, to $589.9 million from the first quarter of 2013. This decrease was driven primarily by a 6.2% decrease in comparable store sales, lower initial franchise revenues (which were $3.3 million in the first quarter of 2014 compared to $5.2 million in the first quarter of 2013), and lower liquidation revenues on end-of-season markout apparel merchandise received from Sears Holdings. Partially offsetting these declines were sales from new stores (net of closures) and higher online commissions earned by SHO on sales of merchandise for home delivery made through www.sears.com, a website owned by Sears Holdings ($9.0 million in the first quarter of 2014 compared to $2.3 million in the first quarter of 2013). Sears Holdings fulfilled and recorded these online transactions and paid commissions to SHO, which are included in SHO's net sales. In-store sales transacted by SHO through www.sears.com and recorded and fulfilled by Sears Holdings during the first quarter of 2014 were $29.4 million compared to $7.7 million in the first quarter of 2013. As a result, comparable store sales, which measure the increase in sales on transactions fulfilled and recorded by SHO, were unfavorably impacted. Including total sales for online transactions fulfilled and recorded by Sears Holdings, Adjusted comparable store sales for the first quarter of 2014 decreased 2.6% primarily due to lower home appliances sales. Comparable store sales in the Hometown segment ("Hometown") were down 7.5% while comparable store sales in the Outlet segment ("Outlet") were down 2.6%. Adjusted comparable store sales were down 3.4% in Hometown and down 0.2% in Outlet.

Gross margin was $143.9 million, or 24.4% of net sales, in the first quarter of 2014 compared to $154.2 million, or
25.7% of net sales, in the first quarter of 2013. The decrease in gross margin rate was primarily driven by (1) lower margins on merchandise sales, (2) $3.5 million of higher inventory shrinkage in Outlet, (3) a decrease in initial franchise revenues, (4) $2.1 million of additional Outlet distribution center costs, and (5) lower Outlet apparel liquidation income. These declines were partially offset by the increase in online commissions, lower occupancy costs resulting from the conversion of Company-operated stores to franchisee-operated stores, and higher delivery income. Excluding the impact of online commissions, gross margin was 23.2% of net sales in the first quarter of 2014 compared to 25.4% of net sales in the first quarter of 2013.

Selling and administrative expenses increased to $135.3 million, or 22.9% of net sales, in the first quarter of 2014 from $127.2 million, or 21.2% of net sales, in the prior-year quarter. The increase was primarily due to higher owner commissions in both Hometown and Outlet (primarily related to the conversion of Company-operated stores to franchisee-operated stores), new stores opened since the first quarter of 2013, and higher marketing costs partially offset by lower payroll and benefits costs resulting from the conversion of Company-operated stores and a reduction of $2.1 million of Outlet distribution center costs.

We recorded operating income of $6.3 million and $24.7 million in the first quarters of 2014 and 2013, respectively. The $18.4 million decrease in operating income was driven by the above mentioned lower net sales, lower gross margin rate, and higher selling and administrative expenses. Outlet and Hometown contributed $15.4 million and $3.0 million to the operating income decline, respectively.
Financial Position

We had $23.1 million in cash and cash equivalents as of May 3, 2014 and $27.5 million as of May 4, 2013. Availability as of May 3, 2014 under our Credit Agreement, dated as of October 11, 2012, among the Company, its subsidiaries, Bank of America, N.A., and other lenders (the “Senior ABL Facility”) was $146.3 million with $98.1 million drawn and $5.6 million of letters of credit outstanding. For the first quarter of 2014 we funded ongoing operations with cash on-hand and cash generated by operating activities. Our primary needs for liquidity are to fund inventory purchases and capital expenditures and for general corporate purposes.

Total merchandise inventories were $493.2 million at May 3, 2014 and $464.6 million at May 4, 2013. Merchandise inventories increased $27.6 million in Outlet and $1.0 million in Hometown. The Outlet increase was primarily due to higher home appliance inventories, an increased store count due to new store openings, an increase in furniture inventory due to category expansion, and higher apparel inventory as stores returned to more customary inventory levels.
Comparable Store Sales

Comparable store sales amounts include merchandise sales for all stores operating for a period of at least 12 full months, including remodeled and expanded stores but excluding store relocations and stores that have undergone format changes.  Comparable store sales include online transactions recorded by SHO and also include the change in the unshipped sales reserves recorded at the end of each reporting period.
Adjusted Comparable Store Sales

In addition to our net sales determined in accordance with GAAP, for purposes of evaluating our sales performance we also use Adjusted comparable store sales. This measure includes in net sales, as if fulfilled and recorded by SHO, all in-store sales that were transacted by SHO through www.sears.com and that were fulfilled and recorded by Sears Holdings. Our management uses Adjusted comparable store sales, among other factors, to evaluate the sales performance of our overall business and individual stores for comparable periods. Adjusted comparable store sales should not be used by investors or other third parties as the sole basis for formulating investment decisions as it includes sales that were not fulfilled and recorded by SHO and for which sales SHO only received commissions. Adjusted comparable store sales should not be considered as a substitute for GAAP measurements.

While Adjusted comparable store sales is a non-GAAP measure, management believes that it is an important indicator of store sales performance:

•	SHO receives commissions on all in-store sales that were transacted by SHO through www.sears.com and that were fulfilled and recorded by Sears Holdings.

•	During the first quarter of 2014, these sales fulfilled and recorded by Sears Holdings increased significantly to $29.4 million compared to $7.7 million in the first quarter of 2013.

•
Unadjusted comparable store sales, which do not include in-store sales that were transacted by SHO through www.sears.com and that were fulfilled and recorded by Sears Holdings, understates what SHO believes to be its effective comparable store sales performance.

The following table presents a reconciliation of Adjusted comparable store sales to net sales, the most comparable GAAP measure, for each of the periods indicated:

	13 Weeks Ended May 3, 2014
Thousands	Hometown	Outlet	Total
Net sales	$418,536	$171,318	$589,854
Less: Non-comparable store sales	(48,416)	(36,921)	(85,337)
Comparable store sales recorded by SHO	370,120	134,397	504,517
SHO in-store sales through www.sears.com fulfilled and recorded by Sears Holdings (1)	22,692	4,015	26,707
Adjusted comparable store sales	$392,812	$138,412	$531,224

	13 Weeks Ended May 4, 2013
Thousands	Hometown	Outlet	Total
Net sales	$444,803	$156,314	$601,117
Less: Non-comparable store sales	(44,811)	(18,325)	(63,136)
Comparable store sales recorded by SHO	399,992	137,989	537,981
SHO in-store sales through www.sears.com recorded by Sears Holdings (1)	6,815	662	7,477
Adjusted comparable store sales	$406,807	$138,651	$545,458

	13 Weeks Ended May 3, 2014 vs. 13 Weeks Ended May 4, 2013
	Hometown	Outlet	Total
Comparable store sales recorded by SHO	(7.5)%	(2.6)%	(6.2)%
Adjusted comparable store sales	(3.4)%	(0.2)%	(2.6)%
(1) SHO in-store sales through www.sears.com fulfilled and recorded by Sears Holdings above are for comparable stores only. For all comparable and non-comparable stores, these sales were $29.4 million in the first quarter of 2014 and $7.7 million in the first quarter of 2013.
Adjusted EBITDA

In addition to our net income determined in accordance with GAAP, for purposes of evaluating operating performance we also use Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or “Adjusted EBITDA,” which excludes certain significant items as set forth below. Our management uses Adjusted EBITDA, among other factors, for evaluating the operating performance of our business for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Adjusted EBITDA should not be considered as a substitute for GAAP measurements.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs; and

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and may have a disproportionate effect in a given period, which affects comparability of results.

The following table presents a reconciliation of Adjusted EBITDA to net income, the most comparable GAAP measure, for each of the periods indicated:

	13 Weeks Ended
Thousands	May 3, 2014	May 4, 2013
Net income	$3,679	$14,997
Income tax expense	2,399	9,548
Other income	(680)	(415)
Interest expense (income)	934	589
Operating income	6,332	24,719
Depreciation	2,288	2,341
Adjusted EBITDA	$8,620	$27,060
Forward-Looking Statements
This news release contains forward-looking statements (the “forward looking statements”). The forward-looking statements are subject to significant risks and uncertainties that may cause our actual results, performance, and achievements in the future to be materially different from the future results, future performance, and future achievements expressed or implied by the forward-looking statements. Forward-looking statements include, without limitation, information concerning our future financial performance, business strategy, plans, goals, beliefs, expectations, and objectives. The forward-looking statements are based upon the current beliefs and expectations of our management. The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: our continued reliance on Sears Holdings for most products and services that are important to the successful operation of our business; our potential need to depend on Sears Holdings beyond the expiration or earlier termination by Sears Holdings of certain of our agreements with Sears Holdings; the possible material adverse effects on SHO if Sears Holdings’ financial condition were perceived to significantly deteriorate, including if as a consequence Sears Holdings were to choose to seek the protection of the U.S. bankruptcy laws; our ability to offer merchandise and services that our customers want, including those under the KENMORE®, CRAFTSMAN®, and DIEHARD® brands (which brands are owned by subsidiaries of Sears Holdings (the "KCD Marks")); our merchandising agreement with Sears Holdings provides that (1) if a third party that is not an affiliate of Sears Holdings acquires the rights to one or more (but less than all of) the KCD Marks Sears Holdings may terminate our rights to buy merchandise branded with any of the acquired KCD Marks and (2) if a third party that is not an affiliate of Sears Holdings acquires the rights to all of the KCD Marks Sears Holdings may terminate the merchandising agreement in its entirety, over which events we have no control and the occurrence of which could have a material adverse effect on our ability to operate our business and a material adverse effect on our results of operations and financial condition; the sale by Sears Holdings and its subsidiaries to other retailers that compete with us of major home appliances and other products branded with one of the KCD Marks; the willingness and ability of Sears Holdings to fulfill its contractual obligations to us; our ability to successfully manage our inventory levels and implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail industry; worldwide economic conditions and business uncertainty, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships; the fact that our past performance generally, as reflected on our historical financial statements, may not be indicative of our future performance as a result of, among other things, the consolidation of Hometown and Outlet into a single business entity, our separation from Sears Holdings (the "Separation"), operating as a standalone business entity, and the impact of increased costs due to a decrease in our purchasing power following the Separation and other losses of benefits associated with being wholly owned by Sears Holdings and its subsidiaries prior to the Separation; our agreements related to the Separation and our continuing relationship with Sears Holdings were negotiated while we were a subsidiary of Sears Holdings and we may have received different terms from unaffiliated third parties (including with respect to merchandise-vendor and service-provider indemnification and defense for negligence claims and claims arising out of failure to comply with contractual obligations); our reliance on Sears Holdings to provide computer systems to process transactions with our customers (including the point-of-sale system for the stores we operate and the stores that our independent dealers and franchisees operate, which point-of-sale system captures, among other things, credit-card information supplied by our customers) and others, quantify our results of operations, and manage our business ("SHO's SHC-Supplied Systems"); SHO's SHC-Supplied Systems may be subject to disruptions and data/security breaches for which Sears Holdings may be unwilling or unable to indemnify and defend us against third-party claims and other losses resulting from such disruptions and data/security breaches, which could have one or more material adverse effects on SHO; limitations and restrictions in the Senior ABL Facility and related agreements governing our indebtedness and our ability to service our indebtedness; our ability to obtain additional financing on acceptable terms; our dependence on independent dealers and independent franchisees to operate their stores profitably and in a manner consistent with our concepts and standards; our dependence on sources outside the U.S. for significant amounts of our merchandise inventories; impairment charges for goodwill or fixed-asset impairment for long-lived assets; our ability to attract, motivate and retain key executives and other employees; the impact of increased costs associated with being a public company; our ability to maintain effective internal controls as a public company; our ability to realize the benefits that we expect to achieve from the Separation; low trading volume of our common stock due to limited liquidity or a lack of analyst coverage; the impact on our common stock and our overall performance as a result of our principal stockholders' ability to exert control over us; and other risks, uncertainties, and factors discussed in our most recent Quarterly Report on Form 10-Q, our most recent Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. We intend the forward-looking statements to speak only as of the date of this news release, and we do not undertake to update or revise the forward-looking statements as more information becomes available.
About Sears Hometown and Outlet Stores, Inc.

Sears Hometown and Outlet Stores, Inc. is a national retailer primarily focused on selling home appliances, hardware, tools and lawn and garden equipment. Our Hometown stores are designed to provide our customers with in-store and online access to a wide selection of national brands of home appliances, tools, lawn and garden equipment, sporting goods and household goods, depending on the particular format. Our Outlet stores are designed to provide our customers with in-store and online access to new, one-of-a-kind, out-of-carton, discontinued, obsolete, used, reconditioned, overstocked, and scratched and dented products across a broad assortment of merchandise categories, including home appliances, lawn and garden equipment, apparel, mattresses, sporting goods and tools at prices that are significantly lower than manufacturers' suggested retail prices. As of May 3, 2014, we and our dealers and franchisees operated 1,250 stores across all 50 states as well as in Puerto Rico and Bermuda. Our principal executive offices are located at 5500 Trillium Boulevard, Suite 501, Hoffman Estates, Illinois 60192 and our telephone number is (847) 286-7000.

* * * * *

Sears Hometown and Outlet Stores, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	13 Weeks Ended
Thousands, except per share amounts	May 3, 2014	May 4, 2013
NET SALES	$589,854	$601,117
COSTS AND EXPENSES
Cost of sales and occupancy	445,955	446,869
Selling and administrative	135,279	127,188
Depreciation	2,288	2,341
Total costs and expenses	583,522	576,398
Operating income	6,332	24,719
Interest income (expense)	(934)	(589)
Other income	680	415
Income before income taxes	6,078	24,545
Income tax expense	(2,399)	(9,548)
NET INCOME	$3,679	$14,997

NET INCOME PER COMMON SHARE
ATTRIBUTABLE TO STOCKHOLDERS

Basic:	$0.16	$0.65
Diluted:	$0.16	$0.65

Basic weighted average common shares outstanding	22,666	23,100
Diluted weighted average common shares outstanding	22,666	23,100

Sears Hometown and Outlet Stores, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

Thousands	May 3, 2014	May 4, 2013	February 1, 2014
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$23,145	$27,465	$23,475
Accounts receivable	23,233	14,105	19,252
Merchandise inventories	493,203	464,576	482,107
Prepaid expenses and other current assets	13,146	11,013	13,216
Total current assets	552,727	517,159	538,050
PROPERTY AND EQUIPMENT, net	50,303	50,782	48,973
GOODWILL	167,000	167,000	167,000
LONG-TERM DEFERRED TAXES	50,489	67,534	52,672
OTHER ASSETS	42,668	25,818	40,490
TOTAL ASSETS	$863,187	$828,293	$847,185
LIABILITIES
CURRENT LIABILITIES
Short-term borrowings	$98,100	$47,300	$99,100
Payable to Sears Holdings Corporation	86,170	88,794	68,396
Accounts payable	21,038	25,424	24,129
Other current liabilities	59,090	80,404	60,319
Current portion of capital lease obligations	490	1,257	662
Total current liabilities	264,888	243,179	252,606
CAPITAL LEASE OBLIGATIONS	62	516	95
OTHER LONG-TERM LIABILITIES	4,047	3,314	4,259
TOTAL LIABILITIES	268,997	247,009	256,960
STOCKHOLDERS' EQUITY
TOTAL STOCKHOLDERS' EQUITY	$594,190	$581,284	$590,225
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$863,187	$828,293	$847,185

Sears Hometown and Outlet Stores, Inc.
Segment Results
(Unaudited)

Hometown	13 Weeks Ended
Thousands, except for number of stores	May 3, 2014	May 4, 2013
Net sales	$418,536	$444,803
Comparable store sales % (1)	(7.5)%	(6.9)%
Cost of sales and occupancy	312,154	333,884
Gross margin	106,382	110,919
Margin rate	25.4%	24.9%
Selling and administrative	98,837	100,141
Selling and administrative expense as a percentage of net sales	23.6%	22.5%
Depreciation	651	866
Total costs and expenses	411,642	434,891
Operating income	$6,894	$9,912
Total Hometown stores	1,105	1,126

Outlet
	13 Weeks Ended
Thousands, except for number of stores	May 3, 2014	May 4, 2013
Net sales	$171,318	$156,314
Comparable store sales % (1)	(2.6)%	1.2%
Cost of sales and occupancy	133,801	112,985
Gross margin	37,517	43,329
Margin rate	21.9%	27.7%
Selling and administrative	36,442	27,047
Selling and administrative expense as a percentage of net sales	21.3%	17.3%
Depreciation	1,637	1,475
Total costs and expenses	171,880	141,507
Operating income (loss)	$(562)	$14,807
Total Outlet stores	145	127
(1) Adjusted comparable store sales for the 13 weeks ended May 3, 2014 were (3.4)% for Hometown and (0.2)% for Outlet.